Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of American Battery Technology Company on Form S-3 Amendment No. 1, File No. 333-276329, of our report dated September 27, 2023, with respect to our audits of the consolidated financial statements of American Battery Technology Company as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022 appearing in the Annual Report on Form 10-K of American Battery Technology Company for the year ended June 30, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa CA

June 12, 2024